Exhibit 99.1

Iovance Biotherapeutics Reports Financial Results and Corporate Updates for Third Quarter and Year to Date 2024

Significant Demand for Amtagvi™ (Lifileucel) Continues with $58.6M in

Total 3Q24 Product Revenue

Reaffirming Guidance of $160-$165M for FY24 and $450-$475M for FY25 of

Total Product Revenue

Marketing Authorization Applications Validated and Accepted for Review by European Regulatory Authorities for Potential Approval Starting with the UK in 1H2025 and EU and Canada in 2H2025

Enrollment Accelerating in IOV-LUN-202 Registrational Phase 2 Trial in Post-anti-PD-1 NSCLC

SAN CARLOS, Calif., November 7, 2024 -- Iovance Biotherapeutics, Inc. (NASDAQ: IOVA), a commercial biotechnology company focused on innovating, developing, and delivering novel polyclonal tumor infiltrating lymphocyte (TIL) therapies for patients with cancer, today reported third quarter and year to date 2024 financial results and corporate updates.

Frederick Vogt, Ph.D., J.D., Interim President and Chief Executive Officer of Iovance, stated, “Iovance is executing a successful U.S. commercial launch of Amtagvi™ for patients with previously treated advanced melanoma. Robust demand for Amtagvi and Proleukin® continues to grow as our expanding network of authorized treatment centers (ATCs) and outreach to community oncologists broaden the utilization of Amtagvi, driving a higher volume of patient referrals. Demand trends are expected to accelerate growth throughout the remainder of the year and over the following years. As such, we are actively pursuing additional regulatory approvals to expand our commercial footprint, driving growth beyond the U.S. into new markets with a high prevalence of advanced melanoma. As a fully integrated company, Iovance is well positioned to remain the global leader in innovating, developing, and delivering current and future generations of TIL cell therapy for patients with cancer.”

Third Quarter and Year to Date 2024 Financial Results, Corporate Guidance, and Updates

Product Revenue and Guidance

•	3Q24 Total Product Revenue: Iovance recognized total revenue of $58.6 million from sales of Amtagvi and Proleukin during the third quarter ended September 30, 2024.

o	Amtagvi Revenue: Product revenue was $42.1 million from U.S. Amtagvi sales in the third quarter of 2024, reflecting increasing strong demand and adoption. The Amtagvi launch, with revenue recognized upon patient infusion, began during the second quarter of 2024.

o	Proleukin Revenue: Product revenue also included $16.5 million of Proleukin sales in the third quarter of 2024. Proleukin is used in the Amtagvi treatment regimen and other commercial and clinical settings. Proleukin revenue is recognized upon delivery to distributors and ATCs and purchased several months in advance of anticipated infusions and Amtagvi revenue recognition.

•	Year to Date Total Product Revenue and Infusions: Through the end of the third quarter of 2024, $90.4 million in total product revenue has been recognized following the U.S. launch of Amtagvi on February 20, 2024.

o	Amtagvi Infusions: A total of 146 patients have been infused with Amtagvi since the first commercial infusion in April 2024, including 25 patients infused in the second quarter, 82 patients infused in the third quarter, and 39 patients infused since the start of the fourth quarter.

o	Amtagvi and Proleukin Revenue: Amtagvi and Proleukin revenue is $54.9 million and $35.5 million year to date, respectively.

•	FY24 and FY25 Total Product Revenue Guidance: Amtagvi adoption is on track to continue accelerating, driven by broader utilization, higher demand from our expanding ATC network, and growth in community referrals. Iovance is reaffirming its guidance for FY24 and FY25 and expects quarter-over-quarter product revenue growth for the fourth quarter of 2024, full year 2025, and beyond.

o	Revenue Guidance in FY24: Total product revenue for the full year 2024 continues to be within the range of $160 to $165 million, reflecting three quarters of Amtagvi sales following U.S. Food and Drug Administration (FDA) approval in mid-February.

o	Revenue Guidance in FY25: Total product revenue remains on track to be within the range of $450 to $475 million in 2025, the first full calendar year of Amtagvi sales. Gross margins are increasing as the launch advances and are expected to surpass 70% over the next several years. In line with anticipated growth in Amtagvi demand, Proleukin revenue is also expected to increase significantly in 2025 and beyond.

•	Cash Position: As of September 30, 2024, Iovance had cash, cash equivalents, investments, and restricted cash of $403.8 million. The current cash position and anticipated product revenue are expected to be sufficient to fund current and planned operations, including manufacturing expansion, into early 2026.

Amtagvi (Lifileucel) U.S. Launch Highlights in Advanced Melanoma

•	The U.S. FDA approved Amtagvi (lifileucel) on February 16, 2024, as the first treatment option for patients with advanced melanoma after anti-PD-1 and targeted therapy. Amtagvi is the first FDA-approved T cell therapy for a solid tumor indication.

•	Onboarding is complete at 56 U.S. ATCs across 29 states and more than 90% of addressable patients are now located within 200 miles of an ATC. Approximately 70 ATCs remain on track to be onboarded by the end of 2024.

•	Manufacturing turnaround time has been on target, with launch expectations of approximately 34 days from inbound to return shipment to ATCs. With efforts underway, turnaround time is expected to be reduced in the near term. The commercial manufacturing experience is consistent with prior clinical experience.

•	Amtagvi is a preferred second-line or subsequent therapy in the National Comprehensive Cancer Network® guidelines for treatment of cutaneous melanoma.

•	Reimbursement remains successful, with an average financial clearance time of about three weeks.

•	Approximately 75% of enrolled Amtagvi patients are covered by private payers. To date, payers or plans covering more than 250 million lives have added Amtagvi to policies since its launch.

Lifileucel Launch Expansion into New Markets

•	Amtagvi has the potential to address more than 20,000 patients annually with previously treated advanced melanoma across the U.S. and multiple global markets where regulatory submissions have been submitted or are planned for 2024 and 2025.[1]

•	Regulatory dossiers are under review, submitted, or planned across multiple international markets for lifileucel for the treatment of adult patients with unresectable or metastatic melanoma previously treated with a PD-1 blocking antibody, and if BRAF V600 mutation positive, a BRAF inhibitor with or without a MEK inhibitor. If approved, lifileucel will be the first and only approved therapy in this treatment setting in all markets.

o	A marketing authorization application (MAA) for all EU member states was validated and accepted for review by the European Medicines Agency for potential approval in the second half of 2025.

o	An MAA was submitted to the Medicines and Healthcare products Regulatory Agency in the United Kingdom for potential approval in the first half of 2025.

o	A near-term new drug submission (NDS) was deemed eligible for Notice of Compliance with Conditions (NOC/c) by Health Canada. The NOC/c policy includes a prioritized 200-day review process for potential NDS approval in mid-2025.

o	Additional regulatory dossiers remain on track for submission in 2025 and 2026 in markets with significant populations of previously treated advanced melanoma patients, including Australia in the first half of 2025 and Switzerland in the second half of 2025.

Iovance TIL Cell Therapy Pipeline Highlights

•	Lifileucel in Frontline Advanced Melanoma

o	Updated clinical data from Cohort 1A of the IOV-COM-202 trial was presented at ASCO 2024 and demonstrated an unprecedented rate, depth and durability of responses, including a 30% confirmed complete response rate, and a differentiated safety profile in advanced melanoma patients who were naive to immune checkpoint inhibitors.

o	Cohort 1D in the IOV-COM-202 trial is exploring lifileucel in combination with nivolumab and relatlimab in patients with frontline advanced melanoma, representing another potential best-in-class frontline alternative for physicians and patients in the U.S.

o	Strong momentum continues with global site activation and patient enrollment in the TILVANCE-301 trial, with nearly 50 active sites across 11 countries, including the U.S., Europe, Australia, and Canada, and more than 50 additional sites across 15 countries committed to join the trial. TILVANCE-301 is intended to support accelerated and full U.S. approvals of Amtagvi in combination with pembrolizumab in frontline advanced melanoma, as well as full approval of Amtagvi in post-anti-PD-1 melanoma.

•	Lifileucel in Non-Small Cell Lung Cancer (NSCLC)

o	Enrollment is accelerating in the IOV-LUN-202 registrational Phase 2 trial in post-anti-PD-1 NSCLC with high demand at clinical sites in the U.S., Canada, and Europe. Iovance is also activating sites in additional regions with strong track records for enrollment in NSCLC studies. Iovance expects to present updated data from the IOV-LUN-202 trial at a medical conference in 2025.

ꟷ	The FDA previously provided positive regulatory feedback on the proposed potency matrix for lifileucel in NSCLC, as well as the single-arm IOV-LUN-202 trial design to support accelerated approval of lifileucel in post-anti-PD-1 NSCLC.

ꟷ	Iovance expects data from the IOV-LUN-202 trial to support a potential accelerated U.S. approval for lifileucel in NSCLC in 2027.

o	Updated preliminary results from Cohort 3A in the IOV-COM-202 trial continue to demonstrate robust response rates and durability for lifileucel in combination with pembrolizumab in NSCLC patients who were not previously treated with immune checkpoint inhibitor therapy.

ꟷ	A confirmed objective response was observed in 9 of 14 EGFR wild type patients (64.3%), including 6 of 11 (54.5%) patients who also had difficult-to-treat PD-L1 negative disease.

ꟷ	Median duration of response (DOR) was not reached at a median study follow up of 26.5 months.

ꟷ	This data supports the opening of a new cohort, 3D, in the IOV-COM-202 trial to investigate lifileucel plus pembrolizumab following chemotherapy as part of frontline therapy for patients with EGFR wild type NSCLC, representing the majority of patients with an unmet medical need in this setting.

ꟷ	Additional Cohort 3A results are available in a late-breaking poster that will be presented at the upcoming Society for Immunotherapy of Cancer Annual Meeting (SITC) on November 9, 2024

•	Lifileucel in Endometrial Cancer

o	Patient enrollment commenced in the IOV-END-201 Phase 2 trial to investigate lifileucel for advanced endometrial cancer patients who have progressed after platinum-based chemotherapy and anti-PD-1 therapy regardless of mismatch repair (MMR) status. IOV-END-201 is supported by preclinical and manufacturing success data presented at the International Gynecologic Cancer Society (IGCS) 2024 annual global meeting in October 2024, as well as positive feedback from gynecological oncology experts.

o	Endometrial cancer represents a significant opportunity for TIL cell therapy to address an additional unmet medical need in the post-anti-PD-1 treatment setting and may address both mismatch repair deficient and proficient tumors. There are no currently approved therapies in the second-line setting after frontline post-anti-PD-1 therapy and chemotherapy.

•	Next Generation TIL Pipeline

o	IOV-4001 (PD-1 Inactivated TIL Cell Therapy): The first in human IOV-GM1-201 trial to investigate PD-1 inactivated TIL cell therapy (IOV-4001) in previously treated advanced melanoma and NSCLC is in the multi-center Phase 2 efficacy stage. Iovance continues to utilize the TALEN® technology licensed from Cellectis to develop other investigational gene-edited TIL cell therapies with multiple knockout targets to potentially improve efficacy.

o	Next Generation IL-2 for TIL Treatment Regimen: An Investigational New Drug application (IND) was submitted and allowed to proceed for a Phase 1/2 clinical trial of IOV-3001, a second-generation, modified interleukin-2 (IL-2) analog, for use in the TIL therapy treatment regimen. Non-human primate and IND-enabling studies of IOV-3001 demonstrated the potential for improved safety with strong effector T cell expansion.

o	Next Generation, Cytokine-Tethered TIL Therapy: IND-enabling studies are proceeding for IOV-5001, a genetically engineered, inducible, and tethered interleukin-12 (IL-12) TIL cell therapy. A clinical trial of a prior generation IL-12 TIL therapy at the National Cancer Institute showed improved efficacy with low cell doses and provides the rationale for modifying IOV-5001 to enhance TIL efficacy while optimizing safety. In preclinical studies, IOV-5001 drove superior antitumor activity in a simulated tumor microenvironment. These results will be featured in a poster at SITC on November 9, 2024. Iovance plans to submit a pre-IND meeting request to FDA in 2024 and commence clinical development for multiple indications in 2025.

Manufacturing Capacity Expansion

•	The Iovance Cell Therapy Center (iCTC), and an FDA-approved contract manufacturer, currently have capacity to treat several thousands of patients annually. Expansion is currently underway for the iCTC campus to supply TIL cell therapies to more than 5,000 patients annually in the next few years. Iovance is also developing a manufacturing network to address more than 10,000 patients annually.

Corporate Updates

•	Iovance currently owns more than 230 granted or allowed U.S. and international patents and patent rights for Amtagvi and other TIL-related technologies that are expected to provide Amtagvi with exclusivity through at least 2042. This patent portfolio covers TIL compositions and methods of treatment and manufacturing in a broad range of cancers, with Gen 2 patent rights expected to provide exclusivity for Amtagvi into 2038 and additional patent rights, including methods of treating melanoma and compositions and methods for potency assays, expected to provide exclusivity into 2039 and 2042, respectively. Iovance also owns an industry-leading patent portfolio covering TIL products produced with genetic engineering, using core biopsies and peripheral blood as starting material, and using combinations of TIL products with checkpoint inhibitors, as well as Iovance’s proprietary IovanceCares™ system. More information on Iovance’s patent portfolio is available on the Intellectual Property page on www.iovance.com.

Third Quarter and Year to Date 2024 Financial Results

As of September 30, 2024, Iovance’s cash position is approximately $403.8 million, which includes net proceeds of approximately $200.0 million raised from an at-the market (ATM) equity financing facility during the second and early third quarter of 2024. The current cash position and anticipated product revenue are expected to be sufficient to fund current and planned operations into early 2026.

Net loss for the third quarter of 2024 was $83.5 million, or $0.28 per share, compared to a net loss of $113.8 million, or $0.46 per share, for the third quarter ended September 30, 2023. Net loss for the first nine months of 2024 was $293.6 million, or $1.03 per share, compared to a net loss of $327.7 million, or $1.44 per share, for the nine-month period ended September 30, 2023.

Revenue was $58.6 million for the third quarter of 2024 and consisted of product revenue from Amtagvi sales as well as recurring revenue from Proleukin. Iovance recognized $42.1 million in revenue from Amtagvi infusions that were completed during the third quarter of 2024 and $16.5 million in global revenue for Proleukin.

Revenue for the first nine months of 2024 was $90.4 million and reflected product revenue from Proleukin and Amtagvi. Revenue for the first nine months of 2023 was $0.7 million for global sales of Proleukin, which Iovance began to recognize during the three-month period ended June 30, 2023.

The increases in revenue in the third quarter and first nine months of 2024 over the prior year periods were primarily attributable to the U.S. launch of Amtagvi, including revenue recognized for Amtagvi, as well as significant growth in U.S. Proleukin revenue for use in the Amtagvi treatment regimen, beginning in the second quarter of 2024.

Cost of sales includes inventory, overhead and related cash and non-cash expenses that are directly associated with sales of Amtagvi and Proleukin, as well as manufacturing costs for Amtagvi. Cost of sales for the three months ended September 30, 2024 was $39.8 million, primarily attributed to $8.3 million in period costs associated with patient drop off and manufacturing success rates, $5.5 million for non-cash amortization expense for intangible assets, and $3.9 million in royalties payable on product sales. Cost of sales for the three months ended September 30, 2023 was $4.3 million, primarily related to non-cash amortization for intangible assets.

Cost of sales for the nine months ended September 30, 2024 was $78.5 million, primarily related to $17.2 million in certain costs associated with patient drop off and manufacturing success rates, $15.5 million in non-cash amortization expense for intangible assets, and $8.2 million royalties payable on product sales. Cost of sales for the nine months ended September 30, 2023 was $6.4 million, primarily related to non-cash amortization for intangible assets.

The increases in cost of sales in the third quarter and year to date 2024 over the prior year periods were primarily attributable to the initiation of product sales, commercial manufacturing and related cash and non-cash expenses tied to the U.S. launch of Amtagvi that began during the first quarter of 2024.

Research and development expenses were $68.2 million for the third quarter of 2024, a decrease of $19.3 million compared to $87.5 million for the same period ended September 30, 2023. Research and development expenses were $210.1 million for the first nine months of 2024, a decrease of $46.5 million compared to $256.6 million for the same period ended September 30, 2023.

The decreases in research and development expenses in the third quarter and year to date 2024 over the prior year periods were primarily attributable to the transition of Amtagvi to commercial manufacturing, decreased costs associated with certain clinical activities, and the completion of pre-commercial qualification activities in 2023. These decreases in research and development were partially offset by increases in headcount and related costs, including stock-based compensation resulting from growth in headcount.

Selling, general and administrative expenses were $39.6 million for the third quarter of 2024, an increase of $12.6 million compared to $27.0 million for the same period ended September 30, 2023. Selling, general and administrative expenses were $110.5 million for the first nine months of 2024, an increase of $33.5 million compared to $77.0 million for the prior year’s nine-month period.

The increase in selling, general and administrative expenses in the third quarter and year to date 2024 compared to the prior year periods was primarily attributable to increases in headcount and related costs, including stock-based compensation, to support the growth in the overall business and related corporate infrastructure, as well as legal costs and costs incurred to support the commercialization of Amtagvi and Proleukin.

For additional information, please see the Company’s Selected Condensed Consolidated Balance Sheets and Statements of Operations below.

Webcast and Conference Call

Management will host a conference call and live audio webcast to discuss these results and provide a corporate update today at 4:30 p.m. ET. To listen to the live or archived audio webcast, please register at https://edge.media-server.com/mmc/p/vxykqwaf. The live and archived webcast can be accessed in the Investors section of the Company’s website, IR.Iovance.com, for one year.

1. World Health Organization International Agency for Research on Cancer (IARC) GLOBOCAN 2022.

About Iovance Biotherapeutics, Inc.

Iovance Biotherapeutics, Inc. aims to be the global leader in innovating, developing, and delivering tumor infiltrating lymphocyte (TIL) therapies for patients with cancer. We are pioneering a transformational approach to cure cancer by harnessing the human immune system’s ability to recognize and destroy diverse cancer cells in each patient. The Iovance TIL platform has demonstrated promising clinical data across multiple solid tumors. Iovance’s Amtagvi™ is the first FDA-approved T cell therapy for a solid tumor indication. We are committed to continuous innovation in cell therapy, including gene-edited cell therapy, that may extend and improve life for patients with cancer. For more information, please visit www.iovance.com.

Amtagvi™ and its accompanying design marks, Proleukin®, Iovance®, and IovanceCares™ are trademarks and registered trademarks of Iovance Biotherapeutics, Inc. or its subsidiaries. All other trademarks and registered trademarks are the property of their respective owners.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Iovance Biotherapeutics, Inc. (hereinafter referred to as the “Company,” “we,” “us,” or “our”) within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Without limiting the foregoing, we may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “forecast,” “guidance,” “outlook,” “may,” “can,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes and are intended to identify forward-looking statements. Forward-looking statements are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments, and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and we undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, many of which are outside of our control, that may cause actual results, levels of activity, performance, achievements, and developments to be materially different from those expressed in or implied by these forward-looking statements. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and include, but are not limited to, the following substantial known and unknown risks and uncertainties inherent in our business: the risks related to our ability to successfully commercialize our products, including Amtagvi, for which we have obtained U.S. Food and Drug Administration (“FDA”) approval, and Proleukin, for which we have obtained FDA and European Medicines Agency (“EMA”) approval; the risk that the EMA or other ex-U.S. regulatory authorities may not approve or may delay approval for our marketing authorization application submission for lifileucel in metastatic melanoma; the acceptance by the market of our products, including Amtagvi and Proleukin, and their potential pricing and/or reimbursement by payors, if approved (in the case of our product candidates), in the U.S. and other international markets and whether such acceptance is sufficient to support continued commercialization or development of our products, including Amtagvi and Proleukin, or product candidates, respectively; future competitive or other market factors may adversely affect the commercial potential for Amtagvi or Proleukin; the risk regarding our ability or inability to manufacture our therapies using third party manufacturers or at our own facility, including our ability to increase manufacturing capacity at such third party manufacturers and our own facility, may adversely affect our commercial launch; the results of clinical trials with collaborators using different manufacturing processes may not be reflected in our sponsored trials; the risk regarding the successful integration of the recent Proleukin acquisition; the risk that the successful development or commercialization of our products, including Amtagvi and Proleukin, may not generate sufficient revenue from product sales, and we may not become profitable in the near term, or at all; the risks related to the timing of and our ability to successfully develop, submit, obtain, or maintain FDA, EMA, or other regulatory authority approval of, or other action with respect to, our product candidates; whether clinical trial results from our pivotal studies and cohorts, and meetings with the FDA, EMA, or other regulatory authorities may support registrational studies and subsequent approvals by the FDA, EMA, or other regulatory authorities, including the risk that the planned single arm Phase 2 IOV-LUN-202 trial may not support registration; preliminary and interim clinical results, which may include efficacy and safety results, from ongoing clinical trials or cohorts may not be reflected in the final analyses of our ongoing clinical trials or subgroups within these trials or in other prior trials or cohorts; the risk that enrollment may need to be adjusted for our trials and cohorts within those trials based on FDA and other regulatory agency input; the risk that the changing landscape of care for cervical cancer patients may impact our clinical trials in this indication; the risk that we may be required to conduct additional clinical trials or modify ongoing or future clinical trials based on feedback from the FDA, EMA, or other regulatory authorities; the risk that our interpretation of the results of our clinical trials or communications with the FDA, EMA, or other regulatory authorities may differ from the interpretation of such results or communications by such regulatory authorities (including from our prior meetings with the FDA regarding our non-small cell lung cancer clinical trials); the risk that clinical data from ongoing clinical trials of Amtagvi will not continue or be repeated in ongoing or planned clinical trials or may not support regulatory approval or renewal of authorization; the risk that unanticipated expenses may decrease our estimated cash balances and forecasts and increase our estimated capital requirements; the risk that we may not be able to recognize revenue for our products; the risk that Proleukin revenues may not continue to serve as a leading indicator for Amtagvi revenues; the risks regarding our anticipated operating and financial performance, including our financial guidance and projections; the effects of global pandemic; the effects of global and domestic geopolitical factors; and other factors, including general economic conditions and regulatory developments, not within our control. Any financial guidance provided in this press release assumes the following: no material change in our ability to manufacture our products; no material change in payor coverage; no material change in revenue recognition policies; no new business development transactions not completed as of the period covered by this press release; and no material fluctuation in exchange rates.

IOVANCE BIOTHERAPEUTICS, INC.

Selected Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2024 (unaudited)	December 31, 2023
Cash, cash equivalents, and investments	$397,488	$279,867
Restricted cash	$6,355	$66,430
Total assets	$991,115	$780,351
Stockholders' equity	$773,455	$584,613

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share information)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue
Product revenue	$58,555	$469	$90,376	$707
Total revenue	58,555	469	90,376	707

Costs and expenses*
Cost of sales	$39,823	$4,340	$78,452	$6,390
Research and development	68,245	87,526	210,112	256,607
Selling, general and administrative	39,553	26,964	110,514	77,013
Total costs and expenses	147,621	118,830	399,078	340,010

Loss from operations	(89,066)	(118,361)	(308,702)	(339,303)
Other income
Interest income, net	4,005	3,358	10,698	9,925
Net Loss before income taxes	$(85,061)	$(115,003)	$(298,004)	$(329,378)
Income taxes benefit	1,520	1,243	4,386	1,720
Net Loss	$(83,541)	$(113,760)	$(293,618)	$(327,658)

Net Loss Per Share of Common Stock, Basic and Diluted	$(0.28)	$(0.46)	$(1.03)	$(1.44)

Weighted-Average Shares of Common Stock Outstanding, Basic and Diluted	303,269	245,817	284,836	228,115

*Includes stock-based compensation as follows:
Cost of sales	$3,065	$—	$5,362	$—
Research and development	13,803	8,787	35,825	27,036
Selling, general and administrative	14,138	7,034	37,463	21,190
Total stock-based compensation included in costs and expenses	$31,006	$15,821	$78,650	$48,226

CONTACTS

Iovance Biotherapeutics, Inc.:

Sara Pellegrino, IRC

SVP, Investor Relations & Corporate Communications

650-260-7120 ext. 264

Sara.Pellegrino@iovance.com

Jen Saunders

Senior Director, Investor Relations & Corporate Communications

267-485-3119

Jen.Saunders@iovance.com